Exhibit 99.1

PRESS RELEASE

For more information contact:              FOR IMMEDIATE RELEASE
Gerald Shencavitz
EVP and Chief Financial Officer
(207) 288-3314

Bar Harbor Bankshares Announces First Quarter 2010 Earnings

BAR HARBOR, Maine (April 30, 2010) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $3.1 million for the quarter ended March 31, 2010, compared with $2.6 million for the first quarter of 2009, representing an increase of $426 thousand, or 16.2%. First quarter net income available to common shareholders amounted to $2.4 million, unchanged compared with the first quarter of 2009.

As previously reported, during the first quarter of 2010 the Company redeemed all 18,751 shares of its preferred stock (the "Preferred Stock") issued to the U.S. Department of the Treasury (the "Treasury") in the first quarter of 2009 as part of the Capital Purchase Program established by the Treasury under the Emergency Economic Stabilization Act of 2008. The Preferred Stock the Company repurchased had a current carrying value of $18.3 million, net of $496 thousand unaccreted discount. As a result of the repurchase, the Company accelerated the accretion of the discount and recorded a total reduction in shareholders’ equity of $18.8 million, reducing first quarter net income available to common shareholders and diluted earnings per common share by $496 thousand and $0.13, respectively.

The Company’s diluted earnings per share, after preferred stock dividends and accretion of preferred stock discount, amounted to $0.63 for the first quarter of 2010, compared with $0.82 for the first quarter of 2009, representing a decline of $0.19, or 23.2%. The decline in first quarter 2010 diluted earnings per share largely reflects the Company’s previously reported issuance of 882,021 shares of its common stock, the proceeds from which were primarily used to repurchase all of the shares of Preferred Stock held by the Treasury. The acceleration of $496 thousand of Preferred Stock discount accretion in connection with the Company’s repurchase of its Preferred Stock from the Treasury also contributed to the first quarter 2010 earnings per share decline.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "The first quarter of 2010 was highlighted by our decision to exit the Treasury’s Capital Purchase Program, reflecting the Company’s strong balance sheet, capital position and core earnings fundamentals. While the acceleration of $496 thousand in Preferred Stock discount certainly challenged our first quarter operating results, we are pleased to have maintained earnings available to common shareholders at the same level reported in the first quarter of last year. This was principally achieved through higher levels of net interest income and non-interest income, while holding the increase in our operating expenses to less than 1%."

Mr. Murphy continued his remarks by saying, "Managing the Bank’s credit quality continues to be our primary focus as the current economic recession continues to unfold. This factor alone can make all of the difference in achieving respectable earnings for our shareholders. While the Bank’s non-performing loans trended upward during the first quarter, we were quite encouraged by the fact that the rate of increase slowed significantly compared with the prior three quarters. We also enjoyed a low level of loan loss experience during the quarter, with total net loan charge-offs amounting to only $148 thousand on an average loan portfolio of $670 million. While the recession has shown some signs of easing, we expect a prolonged economic recovery and soft demand for quality business loans. Business activity has yet to show a sustainable rebound due to high unemployment rates and diminished consumer spending. Accordingly, we believe the continuation of our solid credit quality profile and the ability of our borrowers to repay their loans will be the key determinants of our future financial performance."

Financial Condition

Assets: At March 31, 2010 total assets stood at $1.1 billion, representing a decline of $16.1 million, or 1.5%, compared with December 31, 2009.

Loans: Total loans ended the first quarter at $672.1 million, representing an increase of $2.6 million, or 0.4%, compared with December 31, 2009. Commercial loan growth slowed during the quarter, with total outstanding balances unchanged compared with year-end 2009. Led by a $2.0 million increase in home equity loans, total consumer loans increased $1.1 million during the quarter, or 0.4%. Tax-exempt loans to municipalities increased $1.5 million, or 10.3%.

Residential mortgage loan activity also slowed during the quarter, posting a decline of $744 thousand or 0.3% compared with December 31, 2009. While the Bank originated and closed $6.9 million in residential mortgage loans during the quarter, this amount was more than offset by cash flows and principal pay-downs from the residential mortgage loan portfolio.

Credit Quality: At March 31, 2010, total non-performing loans amounted to $9.8 million or 1.46% of total loans, compared with $9.2 million, or 1.37% at December 31, 2009.

During the first quarter of 2010 the Bank enjoyed a low level of loan loss experience. Total net loan charge-offs amounted to $148 thousand, representing a decline of $57 thousand or 27.8% compared with the first quarter of 2009. For the three months ended March 31, 2010, annualized net charge-offs to average loans outstanding amounted to 0.09%, compared with 0.13% in the first quarter of 2009.

For the three months ended March 31, 2010, the Bank recorded a provision for loan losses of $500 thousand, down $150 thousand on a linked-quarter basis and representing a decline of $165 thousand, or 24.8%, compared with the first quarter of 2009. The declines in the provision for loan losses principally reflected a slowing in the overall level of credit deterioration, combined with relatively flat loan portfolio growth during the first quarter of 2010.

The Bank maintains an allowance for loan losses (the "allowance") which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At March 31, 2010, the allowance stood at $8.2 million, representing an increase of $352 thousand or 4.5% compared with December 31, 2009. At March 31, 2010, the allowance expressed as a percentage of total loans stood at 1.21%, up from 1.17% at December 31, 2009.

Securities: Total securities ended the first quarter at $332.8 million, representing a decline of $14.2 million, or 4.1%, compared with December 31, 2009. The decline in the securities portfolio was principally attributed to pay-downs on mortgage-backed securities, the cash flows from which were not fully reinvested, largely due to prevailing market conditions and interest rate risk considerations.

Deposits: During the first quarter of 2010, the most significant funding source for the Bank’s earning assets continued to be retail deposits, gathered through its network of twelve banking offices throughout downeast and midcoast Maine. Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits.

Total deposits ended the first quarter at $664.8 million, representing an increase of $23.6 million, or 3.7%, compared with December 31, 2009. Total retail deposits ended the first quarter at $556.0 million, up $6.8 million or 1.2% compared with December 31, 2009. Retail deposit growth was principally attributed to time deposits, with demand deposits and NOW accounts posting a combined seasonal decline of $11.6 million, or 8.8%.

Brokered deposits obtained from the national market ended the first quarter at $108.9 million, representing an increase of $16.9 million, or 18.3%, compared with December 31, 2009. Brokered deposits are generally utilized to help support the Bank’s earning asset growth, while maintaining its strong, on-balance sheet liquidity position via secured borrowing lines of credit with the Federal Home Loan Bank and the Federal Reserve Bank. During the first quarter the Bank shifted a portion of its collateralized short-term borrowings to short-term brokered deposits in favor of meaningfully lower rates of interest.

Borrowings: Total borrowings ended the first quarter at $286.3 million, representing a decline of $25.3 million, or 8.1%, compared with December 31, 2009. The first quarter decline in borrowings was principally attributed to the decline in the securities portfolio, combined with the aforementioned funding shift to brokered deposits.

Capital: During the first quarter of 2010 the Company redeemed all 18,751 shares of its Preferred Stock sold to the Treasury, consisting of $18.8 million in principal. Following the redemption of the Preferred Stock, the Company and the Bank continued to exceed regulatory requirements for "well-capitalized" institutions. Company management considers this to be vital in promoting depositor and investor confidence and providing a solid foundation for future growth. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At March 31, 2010, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 8.94%, 13.31% and 15.16%.

At March 31, 2010, the Company’s tangible common equity ratio stood at 9.16%, up from 8.60% at December 31, 2009.

Shareholder Dividends: The Company paid regular cash dividends of $0.26 per share of common stock in the first quarter of 2010, unchanged compared with the same quarter in 2009. The Company’s Board of Directors recently declared a second quarter 2010 regular cash dividend of $0.26 per share of common stock, which based on today’s closing price of BHB common stock, represents a dividend yield of 3.53%.

Results of Operations

Net Interest Income: For the three months ended March 31, 2010, net interest income on a tax-equivalent basis amounted to $8.5 million, unchanged on a linked-quarter basis, but representing an increase of $238 thousand or 2.9% compared with the first quarter of 2009. The increase in first quarter 2010 net interest income compared with the same quarter in 2009 was principally attributed to average earning asset growth of $52.0 million or 5.3%, offset in part by an eight basis point decline in the net interest margin.

For the three months ended March 31, 2010, the tax-equivalent net interest margin amounted to 3.34%, up seven basis points on a linked-quarter basis but representing a decline of 8 basis points compared with the first quarter of 2009. The decline in the net interest margin from the first quarter of 2009 was largely attributed to earning asset yields, which declined eight basis points more than the cost of interest bearing liabilities, largely reflecting a moderate shift from short-term funding to higher cost, long-term funding on the Bank’s balance sheet. Considering the current near-zero percent short-term funding rates and the steepness of the U.S. Treasury yield curve, the Bank’s interest rate risk management strategy has been focused on protecting net interest income over a long-term horizon, particularly in a rising interest rate environment. While this strategy pressures earnings in the near term, Company management believes the long term-risks associated with funding the balance sheet short far outweigh the short-term rewards.

Non-interest Income: For the three months ended March 31, 2010, total non-interest income amounted to $1.9 million, up $792 thousand on a linked-quarter basis and representing an increase of $306 or 19.1% compared with the first quarter of 2009. The increase in first quarter non-interest income compared with the first quarter of 2009 was principally attributed to increases in securities gains net of other-than temporary-impairment ("OTTI") losses, credit and debit card service charges and fees and trust and other financial service fees.

For the three months ended March 31, 2010, total securities gains net of OTTI losses amounted to $554 thousand, up $1.0 million on a linked-quarter basis and representing an increase of $142 thousand or 34.5% compared with the first quarter of 2009. First quarter net securities gains were comprised of realized gains on the sale of securities amounting to $852 thousand, partially offset by OTTI losses of $298 thousand on certain available-for-sale, non-agency residential mortgage-backed securities.

For the three months ended March 31, 2010, credit and debit card service charges and fees amounted to $252 thousand, representing an increase of $76 thousand or 43.2% compared with the first quarter of 2009. This increase was principally attributed to continued growth of the Bank’s demand deposits and NOW accounts, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

For the three months ended March 31, 2010, trust and other financial services fees amounted to $640 thousand, representing an increase of $68 thousand or 11.9% compared with the first quarter of 2009. Following a recovery in the equity markets, assets under management at March 31, 2010 rose to $276.6 million, up $6.5 million from year-end 2009 and representing an increase of $53.1 million or 23.7% compared with March 31, 2009.

For the three months ended March 31, 2010, income from mortgage banking activities amounted to $25 thousand, down $145 thousand on a linked-quarter basis and essentially unchanged compared with the first quarter of 2009. During the first quarter of 2010 and 2009, the Bank was not actively engaged in selling residential mortgage loans in the secondary market.

Non-interest Expense: For the three months ended March 31, 2010, total non-interest expense amounted to $5.2 million, down $851 thousand on a linked-quarter basis, but representing an increase of $41 thousand, or 0.8%, compared with the first quarter of 2009.

For the three months ended March 31, 2010, total salaries and employee benefits expense amounted to $2.9 million, down $319 thousand on a linked-quarter basis, but representing an increase of $187 thousand or 6.8% compared with the first quarter of 2009. The first quarter increase in salaries and employee benefits compared with the first quarter of 2009 was principally attributed to increases in employee health insurance premiums, normal increases in base salaries, as well as changes in staffing levels and mix. The foregoing increases were partially offset by a $150 thousand employee health insurance expense credit attained in the first quarter of 2010 based on favorable claims experience. The $319 thousand decline in salaries and employee benefits expense on a linked-quarter basis was largely attributed to lower levels of employee incentive compensation and the aforementioned employee health insurance credit in the first quarter of 2010.

For the three months ended March 31, 2010, FDIC insurance assessments amounted to $264 thousand, representing an increase of $171 thousand, or 183.9%, compared with the first quarter of 2009. Deposit insurance premiums for all FDIC insured banks have increased as a result of the FDIC’s plan to reestablish the Deposit Insurance Fund to levels required by the Federal Deposit Reform Act of 2005.

The foregoing increases in first quarter non-interest expense compared with the first quarter of 2009 were partially offset by a $168 thousand write-down of certain non-marketable venture capital equity investment funds considered other-than-temporarily impaired in the first quarter of 2009. These investment funds, which generally qualify for Community Reinvestment Act credit, represent socially responsible venture capital investments in small businesses throughout Maine and New England. These write-downs principally reflected the impact current economic conditions have had on these funds.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. Low efficiency ratios are typically a distinguishing characteristic of high performing financial institutions. For the three months ended March 31, 2010, the Company’s efficiency ratio amounted to 52.8%, significantly better than industry averages.

Income Taxes: For the three months ended March 31, 2010, total income taxes amounted to $1.2 million, representing an increase of $122 thousand or 11.2% compared with the first quarter of 2009. The Company’s effective tax rate amounted to 28.4% in the first quarter, compared with 29.3% in the first quarter of 2009. The fluctuation in the Company’s effective tax rate was generally attributed an increase in the level of non-taxable income in relation to taxable income.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine. Bar Harbor Bankshares is a member of the Russell 2000 and 3000 indices.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares|
Selected Financial Information
(dollars in thousands except per share data)
(Unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	3/31/2010	12/31/2009	2010	2009

Total assets	$1,056,306	$1,072,381	$1,064,569	$1,004,528
Total securities	332,819	347,026	341,973	321,608
Total loans	672,112	669,492	669,602	638,263
Allowance for loan losses	8,166	7,814	8,157	5,616
Total deposits	664,815	641,173	662,569	570,853
Total Borrowings	286,280	311,629	286,558	346,685
Shareholders' equity	99,659	113,514	110,125	82,029

	Three Months Ended
Results Of Operations	3/31/2010	3/31/2009

Interest and dividend income	$ 12,954	$ 13,364
Interest expense	4,896	5,424
Net interest income	8,058	7,940
Provision for loan losses	500	665
Net interest income after
provision for loan losses	7,558	7,275

Non-interest income	1,910	1,604
Non-interest expense	5,205	5,164
Income before income taxes	4,263	3,715
Income taxes	1,212	1,090

Net income	$ 3,051	$ 2,625

Preferred stock dividends and accretion of discount	653	222
Net income available to common shareholders	$ 2,398	$ 2,403

Per Common Share Data

Basic earnings per share	$ 0.64	$ 0.84
Diluted earnings per share	$ 0.63	$ 0.82
Average shares outstanding-Basic	3,756,164	2,869,928
Average shares outstanding-Diluted	3,812,765	2,913,181
Cash dividends per share	$ 0.260	$ 0.260

Selected Financial Ratios

Return on Average Assets	1.16%	1.06%
Return on Average Equity	11.24%	12.98%
Tax-equivalent Net Interest Margin	3.34%	3.42%
Efficiency Ratio (1)	52.8%	54.6%

	At or for the Three Months Ended		At or for the Year Ended
	March 31,		December 31,
	2010	2009	2009
Asset Quality

Net charge-offs to average loans, annualized	0.09%	0.13%	0.13%
Allowance for loan losses to total loans	1.21%	0.91%	1.17%
Allowance for loan losses to non-performing loans	83%	133%	85%
Non-performing loans to total loans	1.46%	0.68%	1.37%
Non-performing assets to total assets	1.00%	0.47%	0.94%

Capital Ratios

Tier 1 leverage capital ratio	8.94%	8.29%	10.35%
Tier 1 risk-based capital ratio	13.31%	12.53%	15.34%
Total risk-based capital ratio	15.16%	14.17%	17.14%
Tangible equity to total assets	9.14%	7.84%	10.29%
Tangible common equity (2)	9.16%	6.14%	8.60%
(1) Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.
(2)  Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

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